Exhibit (p)(13)

Your

Employee Handbook

And

Code of Business Conduct and Ethics

Highland Associates, Inc.

and

Highland Good Steward Management, LLC

(Effective 5/1/2009)

Exhibit (p)(13)

Your

Employee Handbook

And

Code of Business Conduct and Ethics

Effective 5/1/2009

Exhibit (p)(13)

YOUR TIME OFF	9

• Family Medical Leave Act (FMLA) Leave of Absence	9
• Funeral Leave	11
• Holidays	11
• Jury Duty	12
• Maternity Leave	12
• Medical Leave	12
• Military Leave	13
• Vacation	14

YOUR WORK ENVIRONMENT	15

• Drug and Alcohol Use	15
• Electronic Communications	15
• Employment “At Will”	16
• Equal Employment Opportunity	16
• Harassment	16
• Safety in the Work Place and Workers’ Compensation Reporting	16
• Tobacco Free Work Environment	17
• Work Related Problems and Concerns	17

What the Highland Associates Expects of You	18

• Attendance	18
• Code of Business Conduct and Ethics	20
• Confidential Information	20
• Discipline	20
• Dress Code	21
• Drug and Alcohol Use	22
• Electronic Communications	23
• Harassment	24
• Inclement Weather	25
• Outside Employment	25
• Safety in the Work Place and Workers’ Compensation Reporting	25
• Solicitation and Distribution on the Work Site	26
• Termination	27

Effective 5/1/2009

Exhibit (p)(13)

• Tobacco Free Work Environment	27
• Working Hours	28

Other Important Things You Should Know	29

• Employee Files	29
• Employment References	29

The information contained in the Highland Associates (the Company) Employee Handbook (the Handbook) represents a summary of the information contained in the Highland Associates Human Resources Policy Manual (the Policy Manual). It is important to note that the information in these two publications applies to the employees of Highland Good Steward Management, LLC, as well as the employees of Highland Associates, Inc. In the event of any possible conflicts between the information in the Handbook and the Policy Manual, the information contained in the Policy Manual will control. Additionally, the summaries of the policies in the Handbook or the actual policies in the Policy Manual are not intended to be and should not be viewed as a contract, agreement, or promise of employment between the Company and any employee. Finally, when a given policy summarized in the Handbook or more formally stated in the Policy Manual is not clear, you should contact your Supervisor for clarification. The information in the Handbook and the Policy Manual may be modified or discontinued at any time without advance notice.

Code of Business Conduct and Ethics	30

• Introduction	31
• Compliance with Laws, Rules and Regulations	31
• Conflicts of Interest	32
• Reports of Securities Holdings and Transactions	32
• Discrimination and Harassment	33
• Confidentiality	33
• Protection and Proper Use of Company Assets	33
• Payments To Government Personnel	33
• Reporting any Illegal or Unethical Behavior	34
• Gifts and Gratuities	34
• Compliance Procedures	34

Effective 5/1/2009

Exhibit (p)(13)

Introduction To Your

Employee Handbook

Your Employee Handbook begins with the history of Highland Associates to give you a better understanding of how the Company got to where it is today and the basis for its continuing success. It then provides you with additional important information that you should know as an employee of the Company. This information is organized under the following categories:

•	What You Can Expect from Highland Associates

•	YOUR FIRST 90 DAYS

•	YOUR PAY AND BENEFITS

•	YOUR TIME OFF

•	YOUR WORK ENVIRONMENT

•	What Highland Associates Expects from You

•	Other Things You Should Know About Highland Associates

Each of the Company’s human resources policies has been summarized under one of these categories. It is important to note that some of the policies addressed fall under both the “What You Can Expect from the Company” and “What the Company Expects from You”. In these cases, the policy is summarized under the category where it best fits and briefly referenced under the other category.

The remaining category, “Other Important Things You Should Know about the Company”, contains policies that don’t fall under either of the first two categories.

Throughout the Handbook various administrative forms will be referenced. All forms which may require your completion under various policies will be made accessible on the network for your convenience.

Effective 5/1/2009

Exhibit (p)(13)

The meanings of various terms referenced throughout the Handbook are shown below:

•	All references to “the Company” mean Highland Associates.

•	All references to “Manager” mean an employee who has been designated to have management authority and responsibility for a given function and group of people within the Company.

•	All references made to “Handbook” mean Your Highland Employee Handbook.

•	All references to “HR Officer” mean the Administration Manager and HR Officer.

•	All references to “Senior Management” mean the Principals and the Chief Operating Officer of Highland Associates.

•	All references to “Supervisor” mean the employee to whom you directly report.

It is very important for you as an employee of the Company to understand the information in the Handbook and how it affects you. Therefore, you are encouraged to read the entire Handbook, and ask your Supervisor questions as necessary.

This revised edition of the Employee Handbook dated May 1, 2009 supersedes and replaces any previous handbooks published, and applies to the employees of Highland Good Steward Management, LLC, as well as the employees of Highland Associates, Inc.

Effective 5/1/2009

Exhibit (p)(13)

The History of

In 1987, Highland Associates’ three original partners, William Mills, Charles Perry and William Terry, founded the company in Birmingham, Alabama as an independent, fee-based consulting firm. The firm specifically was organized to assist not-for-profit health care organizations in the development, implementation and maintenance of treasury and investment management programs, including asset & liability analysis, policy development, asset allocation, manager search & selection and performance monitoring.

Highland was born out of the collective vision and foresight of its three founding principals, combining their unique skills and experience from pension consulting and health care finance to develop a superior process for managing health care investment portfolios.

The primary factor differentiating Highland from other investment consultants is its focus on not-for-profit health care organizations. Highland even has two former hospital CFOs on its staff. As a result, the Company has an intimate understanding of the business and its unique issues, which makes its experience not only relevant, but critical. This valuable experience has enabled the development of a proprietary model that calculates the operating liabilities of a health care organization in a manner that is conducive to the development of portfolio policy and strategy.

Highland’s only objective is to help its clients reach well-reasoned, rigorously supportable decisions on the management of their portfolio assets. This allows the Company to:

•	Educate its clients on investment theory;

•	Develop an accurate assessment and understanding of each client’s overall investment objectives;

•	Provide clear, concise and accurate analysis and reporting;

•	Expose its clients to leading edge investment thought, products and services;

•	Make specific recommendations and support them; and

•	Integrate the management of the investment portfolio into the overall capital management plan.

Effective 5/1/2009

Exhibit (p)(13)

What You Can Expect From

YOUR FIRST 90 DAYS WITH THE COMPANY

Initial Development Period:

Upon being hired by the Company, your first 90 days will be considered an initial development period. The purpose of this period is to allow you to become acclimated to your job and the Company; have the opportunity to demonstrate your potential and ability to achieve success in the assigned job; and to determine if the new job meets your expectations.

This time period also gives the Company the opportunity to assess your performance. Your Supervisor will provide you with ongoing feedback during the first 90 days of employment and will formally document your performance on a designated form toward the end of this period.

Absences during your first 90 days for funeral leave or jury duty will be paid. Absences for other unexpected reasons (e.g., personal illness or illness of a spouse or child) will be tracked under the Attendance Policy (see Page 18). You will begin employment with 3 medical leave days and will accrue additional days in accordance with the Medical Leave Policy (see Page12), and medical related absences will be paid to the extent that medical leave days are available. Any non-medical absence which is approved by your Supervisor will be paid to the extent that vacation days are available (See Page 14)

YOUR PAY AND BENEFITS

Continuing Education Policy

The Company seeks to have highly trained and knowledgeable individuals as employees, and therefore, encourages both your ongoing personal and professional development. In support of this objective, a significant portion of your continuing education will be paid by the Company if approved in advance by Senior Management.

Effective 5/1/2009

Exhibit (p)(13)

There are basically two types of continuing education:

•

Graduate or undergraduate college level courses or seminars which relate to the performance of your current job or that prepare you for potentially assuming additional responsibility with the Company – The Company will pay the cost of registration, required text books or other course materials (which will become the property of the Company) and any associated travel expenses for courses or seminars taken in locations outside of Birmingham. For college courses, you must reimburse the Company for the payments it has made based on the following schedule:

Letter Grade	Reimbursement Percentage
A	0%
B	15%
C	30%
D or below	50%

For a seminar, successful completion requires no reimbursement. If successful completion is not attained, you must reimburse the Company for 50% of the cost.

•

Preparation for attaining a designated certification (e.g., CFA) – The Company will pay the cost of test enrollment (one time), required text books or study guides and any associated travel expenses for test sites located outside of Birmingham. The Company will not pay for any formal test preparation courses.

In order to get the required funds necessary for registration, books, enrollment, etc. referenced above, complete an Application for Funding of Continuing Education (a designated Company form) and submit it to the HR Officer. Upon completion of a college level course for which you receive a letter grade, use the same form to submit your assigned grade and a check for the appropriate amount if you made less than an “A”. After attending a seminar, use the same form to submit a certificate of satisfactory completion or a similar document.

If you leave Company’s employment within 12 months of taking a course or obtaining a certification, you will be required to reimburse the Company for 100% of the payments it has made in your behalf. If you leave between 13 and 24 months of either of these events, you will be required to reimburse the Company for 50% of the payments it has made in your behalf. It is your responsibility to submit a check for the appropriate amount to the HR Officer on or before your termination date. If you do not submit a check, the amount that you owe will be deducted to the extent possible from your final net pay, and you will be billed for any remaining amount.

Effective 5/1/2009

Exhibit (p)(13)

Employee Benefits and Your Eligibility:

The benefits package offered by the Company includes Medical, Dental, and Long-Term Disability Insurance Plans, as well as a SEP IRA pre-tax plan. All employees are encouraged to personally contribute up to 5% to the SEP IRA for future retirement. The Company will make a significant contribution to each employee’s retirement account as long as its net earnings allow. It is important to note that, in addition to the SEP IRA contribution, the Company currently pays the total premiums for the Long-Term Disability Insurance Plan, and shares the premiums with you for the Medical Insurance Plan. The Dental Insurance Plan premiums are paid by the employee.

All full-time employees working 40 hours per week or more on a regularly scheduled basis will be eligible to participate in the benefits offered by the Company. Regular part-time employees working less than 40 hours per week, and temporary employees working for a limited time period (e.g., Summer Employees, Interns, etc.) generally are not eligible for benefits offered by the Company with one exception. If a regular part-time employee works 1,000+ hours in a calendar year, they will become eligible to begin participating in the Company’s SEP IRA, and can continue to participate going forward in future calendar years regardless of the number of hours they may work as a part-time employee.

All benefits eligible employees will receive Summary Plan Descriptions, which provide the details for each benefit offered by the Company.

Inclement Weather Pay

As a full-time employee you will receive pay for your regularly scheduled hours up to eight hours for any work days that the Company is closed due to inclement weather. More details about the Company’s Inclement Weather Policy can be found on Page 25 of this Handbook.

Overtime Pay:

In accordance with guidelines stated in the Fair Labor Standards Act (FLSA), the Company classifies each of its jobs as either exempt or non-exempt from overtime pay. If you are assigned to perform a job with an FLSA classification of non-exempt, you are required to document your time worked each day on a time card provided by the Company. You are not allowed to have another employee to make entries to your time card, or to make entries to another employee’s time card. The work week to be documented starts on Monday and ends on Sunday. Your Supervisor is required to sign each time card, and specifically, any overtime to be worked must be approved by your Supervisor in advance of the work occurring.

Effective 5/1/2009

Exhibit (p)(13)

In order for overtime to occur, you must first work at least 40 hours in a work week. Overtime will be paid at 1 1/2 times your hourly rate times the number of hours you worked over 40 in a work week. Paid time off will not be included in determining whether or not overtime has occurred in a given work week. If you are required to work on a holiday, you will be paid at two and one-half times your normal hourly rate.

If you are assigned to perform a job with a FLSA classification of exempt, you are not eligible for overtime pay.

Pay Procedures:

The Company pays monthly in arrears on the first working day of the month. If you are paid on a salaried basis, you will be assumed to work 40 hours per week, and the only deviations from this will be pay docks when applicable. If you are paid on an hourly basis, you will be paid for the number of hours worked times your hourly rate (plus any overtime as explained above) in arrears depending on the payroll cutoff date for the monthly pay schedule.

Performance Appraisal and Salary Review:

The Company’s Salary Program is designed to pay each employee competitively and equitably while recognizing each individual’s contribution toward the achievement of the organization’s goals. Your job responsibilities will be documented on either a job description or a career path and job specifications matrix. A copy of the document applicable for your assigned responsibilities will be given to you.

Your job will have an assigned grade and salary range, which is a part of the Company’s overall salary structure. This structure represents competitive pay levels based on a market survey of the pay for selected benchmark jobs in other investment consulting companies. The structure is updated annually using the most current survey data.

In addition, to being given ongoing performance feedback throughout the year, you will be given a formal annual performance appraisal by your Supervisor, which will be documented on a designated form. If you are a Manager, you also will be further appraised on your leadership and management responsibilities. The intent of these appraisals is to provide performance feedback on all the different aspects of your job, and identify your strengths and opportunities for professional growth and development.

You will be required to complete a self evaluation as part the performance appraisal process. The purpose of this is to create a more relevant and meaningful conversation between you and your Supervisor regarding your performance. Your Supervisor will complete his or her appraisal independent of your self evaluation appraisal, and then compare the two appraisals to focus on key points for discussion.

Effective 5/1/2009

Exhibit (p)(13)

Your base salary will be reviewed annually as well, based on your overall performance rating. Annually published Merit Salary Increase Guidelines will be used in determining the level of increase recommended by your Supervisor.

Your annual performance appraisal and salary review will be conducted in February of each year and any resulting salary increase will become effective on January 1 of the current calendar year. The focus of the appraisal will be on your performance during the prior calendar year. Your Supervisor will set aside a special time to meet with you to discuss your performance appraisal and give specific feedback complimenting strengths and noting opportunities for professional growth and development. If performance has warranted, a base salary merit increase also will be communicated at that time.

Your Supervisor will ask you to sign the Performance Appraisal Form acknowledging that the appraisal has been communicated, provide you with a copy of same, and then ensure that both the Performance Appraisal and Salary Review Forms are included in your official employee file.

Potential Annual Bonus/Incentive Pay

You will be eligible for either an annual bonus or incentive payment each year based on your assigned job. Some employees will have jobs that are under a formal incentive plan. They will be assessed in terms of performance against preset goals, and their performance along with Company performance will determine potential incentive payments. Other employees will be considered for potential bonuses based on Company performance and management’s overall assessment of the employee’s contribution for the year. The payment of any incentives or bonuses will occur on the February 1 payroll of the year following the performance year that these are based upon.

YOUR TIME OFF

Family and Medical Leave Act (FMLA) Leave:

As an employee of the Company you are entitled to a total of twelve weeks of job protected unpaid leave under the Family and Medical Leave Act (FMLA) during a twelve month period going back from the date the leave is requested. FMLA leave falls under either Parental Leave or Medical Leave. Parental Leave is for (1) the birth of a child or to care for a dependent child within twelve months of the child’s birth; or (2) the adoption or foster care of a child within twelve months of the child’s adoption or placement in foster care. Medical Leave is for (1) taking care of your spouse, parent or dependent child with a serious health condition; or (2) your own serious health condition including those resulting from on the job injury.

Effective 5/1/2009

Exhibit (p)(13)

In order to be eligible for FMLA leave, you must have been employed by the Company for at least twelve months, and must have worked a total of 1250 hours or more during the twelve months prior to the requested leave starting. If you think you qualify for FMLA leave, you should request such leave from your Supervisor, and the HR Officer will provide the forms you are required to complete.

You must provide at least thirty days notice to your Supervisor when the purpose for the leave request is foreseeable based on an upcoming birth, placement of a child for adoption or foster care, or planned medical treatment. If thirty days notice is not given in the case of a foreseeable need for such leave, the start of the leave may be delayed. If the leave needed is not foreseeable, you or a family member is expected to make a verbal request to your Supervisor within three days of becoming aware of the need for leave. As soon as practical, you or a family member also should request FMLA leave from your Supervisor using the designated forms provided by the Company.

In any case, the HR Officer will provide appropriate paperwork to you or a family member, for completion and return as soon as possible. In addition to completing the FMLA leave request form, you or your family member will be asked to provide a healthcare provider’s certification of the need for the leave in the case of your own serious health condition, or the serious health condition of your spouse, parent or dependent child; or an agency’s certification in the case of leave being requested for the adoption or foster care of a child.

The form to be completed by the healthcare provider will be made available to you or a family member, and the form should be returned as soon as possible to the Company. Adoption or foster care agency should provide their own written certifications. Failure to provide the requested certification could result in the delay, denial or revocation of the requested leave.

While on leave it is your or your family member’s responsibility to stay in touch with your Supervisor regarding your leave status. If you are on leave as a result of either personal illness or injury, or the illness or injury of a spouse, parent or dependent child, you will be paid for any unused medical leave days and vacation days (for which you are eligible just prior to going on leave) until all of these days are used. FMLA leave beyond that point will be unpaid.

If you are returning from FMLA leave for your own personal illness or injury, you must provide, before, or in conjunction with, actually returning to work, a physician’s certification that you are able to return to work and perform your assigned job duties. If you return to work from FMLA leave of any type within twelve weeks, you either will be placed in your original job, or an equivalent job with equivalent pay, benefits and other terms and conditions of employment.

Effective 5/1/2009

Exhibit (p)(13)

If you are out for more than twelve weeks and are not approved for long-term disability under Social Security, or not approved for paid leave under Workers’ Compensation, you will be terminated for non-disciplinary reasons and can reapply for employment when you are able to do so. When on an approved FMLA leave you can maintain your medical insurance by paying the required premiums on a time table communicated by the Company.

Funeral Leave:

If you are a benefits eligible employee, the Company provides you with funeral leave, or paid time off for the death of an immediate family member. Up to three days will be granted for an in-state funeral and up to five days for an out-of-state funeral. An immediate family member includes only spouse, child, parent, sister, brother, grandparent, great grandparent, mother-in-law, father-in-law, son-in-law or daughter-in-law. Similar funeral leave may be taken for other family members or close friends, if the circumstances are considered appropriate and approval is given by your Supervisor.

Funeral leave should be recorded on your Annual Attendance Record (a designated form provided by the Company) and then reported to the HR Officer by email. The email should specify the dates that you were absent for funeral leave.

Holidays:

The Company will observe the following holidays:

•	New Year’s Day

•	Martin Luther King, Jr. Day

•	Memorial Day

•	Independence Day

•	Labor Day

•	Thanksgiving Day

•	Friday after Thanksgiving Day

•	Christmas Day

A holiday schedule will be communicated before the beginning of each calendar year. If an actual holiday falls on a Saturday, the holiday will be observed on the previous Friday. If an actual holiday falls on a Sunday, the Company will observe the holiday on Monday. If you are a benefits eligible employee and are normally scheduled to work on a holiday, you will receive your regular pay for the holiday.

Effective 5/1/2009

Exhibit (p)(13)

Jury Duty:

If you are a benefits eligible employee and receive a summons for jury duty or are subpoenaed in a legal case as a witness, the Company will allow you paid time off to serve you civic duty. If you are a non-exempt employee this paid time off should be noted on the time card as “Jury Duty”. This time will not count towards the calculation of overtime in a given work week.

On any day that you are excused from jury duty on or before 1:00 PM, you are expected to report directly to work for the remainder of the work day. In addition to being paid by the Company when serving on jury duty or as a subpoenaed witness, you will be allowed to keep any monies received for these services.

Jury duty should be recorded on your Annual Attendance Record (a designated form provided by the Company) and then reported to the HR Officer by email. The email should specify the dates that you were absent for jury duty.

Maternity Leave:

Although the Company does not have a specific maternity leave policy, time off for the birth of a female employee’s child is covered under the FMLA and Medical Leave Policies.

Medical Leave

If you are a benefits eligible employee, the Company will provide you with paid medical leave for absences due to personal or family illness or injury, and for the birth of a female employee’s child. If you are a benefits eligible employee, you will begin with three (3) medical leave days upon employment, and will accrue  1/2 a medical leave day each pay day for the first calendar year of employment up to a maximum of six (6) days (including the three initial days granted). With each subsequent calendar year of employment, you will accrue 1 medical leave day per pay period. Any unused days as of the end of a given calendar year will be carried forward to the next year up to a maximum of 70 days at any given time.

Medical leave benefits are intended for protection in the event of an employee’s own illness or injury, or the birth of a female employee’s child. These benefits can also be used in the event of the illness or injury of a parent, spouse or dependent child. Medical leave cannot be used for any other purpose, and medical leave benefits will not be paid upon termination of employment.

Effective 5/1/2009

Exhibit (p)(13)

If you do not have any accrued medical leave days available, vacation days available may be used for absences due to illness, injury or child birth. If vacation days are not available, absences will not be paid. It is very important that you use your medical leave days wisely so that in the event of a serious illness or injury you have them available to cover as much as possible of the waiting period required by the Company’s Long Term Disability Insurance Plan.

When you are out of the office on medical leave, you should record these absences on your Annual Attendance Record (a designated form provided by the Company) and report these absences to the HR Officer by email each time they occur. The email should specify the dates that you were absent for medical leave, and the reason for the medical leave (personal illness or injury, to care for an injured or ill child or spouse).

This information will be entered to an automated absence tracking system, and your number of medical leave days accrued, taken and available will be maintained and reported by the HR Officer to your Supervisor on a monthly basis.

You may voluntarily contribute a specified number of your accrued medical leave days to another employee who has a need for such days. In order to do this, you should send an email to the HR Officer stating the number of days you wish to contribute and to which employee.

Military Leave:

The Company will comply with all aspects of the Uniform Services Employment and Reemployment Rights Act (USERRA) when leave is required to fulfill a military obligation. If you are a benefits eligible employee and are a reservist, you will be granted unpaid time off annually for military training up to fourteen days plus travel time in addition to vacation. You have the option of being paid for this time by using vacation. If you are called to active duty in any branch of the Armed Forces or National Guard due to a specific military action, you will be placed on extended military leave. If this happens, you should notify your Supervisor as soon as orders are received by providing him or her a copy.

During extended military leave, you will receive no less than your salary at the Company. Therefore, if your military pay is less than Company pay, the Company will continue to pay the offsetting difference to you. You must present official documentation of your military pay to get the offset pay established.

Although the military will provide you medical benefits, the Company sponsored medical coverage (if applicable) may be continued while you are on leave as long as premiums are paid. The military medical coverage would be considered primary coverage and the Company’s medical coverage would be considered secondary coverage during this period of time.

Effective 5/1/2009

Exhibit (p)(13)

Your contributions to the SEP IRA will cease upon the effective date of extended military leave, but you can make contributions to the Plan and receive Company contributions for the period of military leave to the extent permitted by the USERRA upon return to the Company. Upon completion of your military service, you will be reinstated in accordance with the USERRA.

Vacation

If you are a benefits eligible employee, you are eligible for vacation. Your vacation requests must be approved by your Supervisor based on the timing, workload and current staffing levels. If there are conflicts with days requested by employees, seniority with the Company is usually given preference. If there is little or no difference in seniority, Supervisors will be as fair as possible when making decisions about vacation requests.

When vacation days are approved by your Supervisor and taken they should be recorded on your Annual Attendance Record (a designated form provided the Company) and reported to the HR Officer by email each time vacation days are taken. The email should specify the dates of absence for vacation.

This information will be entered to an automated absence tracking system, and your number of eligible vacation days, days taken and days remaining will be reported by the HR Officer to your Supervisor on a monthly basis.

If you are a newly hired employee, you will have vacation time available in your first calendar year of employment as follows:

Hire Date	Vacation Time Available
January 1 - June 30	10 Days in Current Calendar Year
July 1 - September 30	5 Days in Current Calendar Year
October 1 - December	0 Days in Current Calendar Year

As a new employee you are required to complete your initial development period before any vacation can be taken, unless you have prior commitments and have gotten the approval of your Supervisor.

Your vacation time available beyond your first calendar year of employment will be as follows:

Years of Service	Vacation Days Available
Greater Than or Equal To 1 Year, but Less Than 5 Years	10 Days Per Calendar Year
Greater Than or Equal To 5 Years, but Less Than 10years	15 Days Per Calendar Year
Greater Than or Equal To 10 Years	20 Days Per Calendar Year

Effective 5/1/2009

Exhibit (p)(13)

The number of vacation days indicated in the tables above will be available as of January 1 of the year in which your 1st, 5th or 10th year anniversary occurs.

Since unused vacation days cannot be carried forward from one year to the next, you are highly encouraged to take all of your eligible vacation. The intent of vacation is to rejuvenate you and enable you to better refocus on your job responsibilities when you return to work.

If you voluntarily resign and give two weeks notice, or are terminated involuntarily (without cause), you will eligible to be paid any unused vacation based on your termination date as follows:

Termination Date	Unused Vacation To be Paid
January 1 – June 30	One-half of Vacation Days Available for the Year Minus Any Vacation Days Taken
July 1 – December 31	Vacation Days Available for the Year Minus Any Vacation Days Taken

If you are on vacation when a holiday occurs, no vacation day will be charged for that day.

YOUR WORK ENVIRONMENT

Drug and Alcohol Use:

The Company is committed to a safe and healthy work environment free of any problems associated with alcohol or drug abuse. Employees with drug or alcohol abuse problems are encouraged to voluntary request counseling or rehabilitation before their abuse results in disciplinary action. If such a request is made, the Company will make every effort to work with the employee to be able to return to work, as long as the employee agrees to remain drug or alcohol free.

If the drug or alcohol abuse reoccurs following a return to work after counseling and rehabilitation, the employee will be subject to termination. More details about the Company’s Drug and Alcohol Use Policy can be found on Page 22 of this Handbook.

Electronic Communications

In an effort to facilitate business communications and enhance productivity, the Company provides you with electronic communication tools including: an Internet e-mail account, network tools for Internet access, voice-mail, computer equipment and software. Details regarding the appropriate use of these tools can be found on Page 23 of this Handbook.

Effective 5/1/2009

Exhibit (p)(13)

Employment “At Will”:

Based on the needs of the Company and your mutual agreement as an employee, you are employed “at will” for an indefinite period. You have voluntarily entered into employment with the Company, and are free to resign “at will” at any time, with or without cause or notice. Also, the Company may terminate “at will” the employment relationship with you at any time, with or without cause or notice, unless this action results in the violation of a federal or state law.

Management has the right to initially establish and subsequently make changes to your work assignment, location or schedule, as well as other terms or conditions of employment (e.g., compensation, benefits, etc.), as long as these actions remain in compliance with all laws regulating conditions of employment, and are implemented without regard to age, disability, race, creed, color, religion, sex, national origin, veteran status or any actions taken to exercise a protected right.

Equal Employment Opportunity:

As an equal opportunity employer, the Company’s policy is to provide equal employment and advancement opportunities to all qualified persons. To accomplish this, the Company hires, promotes and compensates on the basis of job requirements, education, experience, training, skills, prior employment history, work references and performance. In summary, it is the Company’s policy to make all employment related decisions, including but not limited to recruiting, hiring, training, transfer, promotion, compensation, discipline and termination, on the basis of the above referenced criteria without regard to age, disability, race, creed, color, religion, sex, national origin, veteran status or any actions taken to exercise a person’s protected right. This policy is intended to result in a better overall work environment for all employees.

Harassment:

The Company will make every effort to provide a work environment free of any harassment of any type. More details about the Company’s Harassment Policy can be found on Page 24 of this Handbook.

Safety in the Work Place and Workers’ Compensation Reporting:

Keeping a safe environment for both employees and customers is a high priority for the Company. More details about the Company’s Policy on Safety in the Work Place can be found on Page 25 of this Handbook.

Effective 5/1/2009

Exhibit (p)(13)

Tobacco Free Work Environment:

The Company provides a tobacco free work environment for you, other employees and customers. More details about the Company’s Tobacco Free Work Environment Policy can be found on Page 27 of this Handbook.

Work Related Problems and Concerns:

In order to make the work environment as positive and productive as possible, the Company believes in open communication of work related problems and concerns. You are encouraged to first discuss any work related problems with your fellow employees for hopeful resolution. If this does not work, you should discuss the work related problem with your Supervisor, again with the intent of hopeful resolution. If this still does not work, you should take your concern to the COO and ultimately to one of the Principals, if necessary.

The objective should be for all involved to make every effort to achieve resolution at the lowest level possible, and also to make sure that the work related problem is significant enough to warrant the time and attention of higher levels of management.

Effective 5/1/2009

Exhibit (p)(13)

What

Expects from You

Attendance:

As a Company employee you are expected to be present at your assigned work location during scheduled work hours unless you have a pre-approved absence, or an unexpected event occurs which prevents your attendance.

Pre-approved absences include vacation, holidays, Family Medical Leave Act (FMLA) time off (if you meet eligibility requirements and the absence reason qualifies), funeral leave, jury duty and military leave. The various types of pre-approved absences are addressed elsewhere in this handbook, and such absences are not considered in the evaluation of your attendance record. Unexpected events include such things as an accident, injury or illness affecting you personally or an immediate family member.

If you have an unexpected absence, you, or a family member, neighbor or friend, are expected to contact your Supervisor prior to normal working hours or as soon as possible. If you do not report to work, and you, or another designated person noted above, does not contact your Supervisor for two consecutive work days, you will be considered to have resigned without notice. In this case, the Supervisor will process your termination due to job abandonment.

When you miss work due to an unexpected event, or take more time off than approved for a pre-approved absence period, these absences will be tracked by the Supervisor during a rolling 12 consecutive month period.

When you are out of the office other than for business purposes, it is your responsibility to record your absences on Annual Attendance Record (designated form provided by the Company), and report the absences to the HR Officer by email each time they occur. The email should include the reason for the absence (medical leave, vacation, jury duty, or funeral leave) the dates of absence. Your Supervisor will audit your form periodically to ensure your absences are being recorded correctly.

Effective 5/1/2009

Exhibit (p)(13)

Unplanned absences will be tracked on an automated basis under the Attendance Policy in terms of occurrences during an ongoing 12-consecutive month period. In other words, one day out or three days out will each count as one occurrence. An occurrence will be one continuous absence, no matter how many days are involved. For example, an absence of 5 consecutive days for the same reason will be counted as one occurrence; and 5 one-day absences over a period over several weeks or months will be counted as five separate occurrences. Absences of more than five consecutive work days will require a doctor’s of the reason for the absence.

If your absence occurrences become excessive, your Supervisor will counsel with you with the objective of improving attendance. The degree of severity will determine the course of action to be taken by the Supervisor as noted in the table below, which is consistent with the Company’s Discipline Policy:

Number of Occurrences In a 12 Consecutive Month Period	Action To Be Taken By Supervisor
Three	First Warning
Four	Second Warning
Five	Final Warning
Six	Possible Termination

All of the absence information that you report to the HR Officer will be entered to an automated absence tracking system, and reports will be generated by the HR Officer to your Supervisor on a monthly basis, as well as an as needed basis when policy requirements are applicable. Your annual attendance record will be sent to your Supervisor at year end, and a copy also will be placed in your employee file.

You occasionally are expected to have partial days of absence due to medical appointments, parent-teacher conferences, school performances or recognition programs, etc. The Company is understanding of these types of partial day absences, but expects them to be reasonable and infrequent. Also, the Company expects you to plan these types of absences to the extent possible, so that time away from work is minimized. If the time away for this type of absence will involve the majority of a day, you are expected to take a day of vacation. An excessive number of partial day absences is not acceptable behavior, and to the extent necessary will be addressed through the disciplinary process.

Significant tardiness also is not an acceptable employee behavior, and to the extent necessary will be addressed through the disciplinary process.

Effective 5/1/2009

Exhibit (p)(13)

Code of Business Conduct and Ethics

The Company maintains a formal written Code of Business Conduct and Ethics (the Code) which is intended to protect you and the Company from potentially embarrassing and/or unethical situations, as well as violations of law. The Code is included in this booklet beginning on Page 30. Since you are required to be familiar with, as well as comply with, this document, you are encouraged to read the Code in detail.

Confidential Information:

As a Company employee you may become aware of sensitive and confidential information about customers, other Company employees, or the Company itself in performing your job. This information should not be discussed with anyone outside the Company or with any other Company employees who do not have a business need for the information. Any Company customer information that you obtain when performing your assigned responsibilities, that is not public knowledge, should not be used in any way for your personal gain.

All paper and computer Company files, as well as Company policy manuals or other written communications, are considered proprietary, and normally should not be removed from the Company’s premises. If it is necessary for you to remove such items from the Company’s premises, you should guard the items safely and handle them with the highest degree of confidentiality. You are expected to strictly follow the Company’s policy regarding the handling of confidential information, and failure to do so may result in disciplinary action up to and including termination.

Discipline:

The Company maintains a formal approach to discipline with the objective of being fair to all employees who may experience difficulties in their work. These difficulties may include less than acceptable job performance, minor violation of a Company policy or other inappropriate behavior. If an employee should have such difficulties, the Supervisor initially will give the employee a first warning and document this in the employee’s official file on a designated form which the employee will be requested to sign as acknowledgement. The Supervisor will counsel with the employee and clearly communicate the behavior that is unacceptable; make suggestions for improvement; establish timing expectations; and state the consequences, if the problem is not corrected.

If the identified problem continues, the Supervisor will give the employee a more serious second warning. This warning also will be documented in the employee’s official file on a designated form which the employee will be requested to sign as acknowledgement. Again the Supervisor will counsel with the employee in the same manner noted previously.

Effective 5/1/2009

Exhibit (p)(13)

If the problem still continues, the Supervisor will give the employee a final warning reiterating the problem, suggestions for improvement and timing expectations. In addition, the final written warning will clearly communicate that the employee will be terminated if the problem is not corrected within the time allowed. Again the final written warning will be documented in the employee’s official file on a designated form which the employee will be requested to sign as acknowledgement.

If the employee’s behavior meets expectations for a period of six months, the disciplinary process will be stopped at its current point, and this fact will be documented in the employee’s official file. If the inappropriate behavior begins to reoccur, the disciplinary process will start over.

In the event of a very serious or volatile situation, or if an employee is suspected of having violated the confidentiality of a client’s business affairs; committed larceny, theft, embezzlement, forgery, misappropriation, fraud or any other dishonest act; displayed insubordination, violence, or gross misconduct; or violated any state or federal law or regulation, or the rules or regulations of any self-regulatory organization of which the Company is a member, the Supervisor will put the employee on administrative leave with pay and bring the situation to the attention of a the COO or one of the Principals. Based on a thorough investigation of the facts, every effort will be made to determine the appropriate action to be taken within three working days and the employee will either return to work or be terminated.

In summary, the intent of the Company’s formal approach to discipline is to be fair to all employees and work towards their success in their assigned job.

Dress Code:

Although the normal dress code for the Company is business casual, you may need to dress more formally at times (i.e., business suit, tie, etc.) when representing the Company (e.g., during certain customer calls or other outside events or meetings where the dress code is expected to be more formal). In these cases, you are encouraged to use good judgment and dress appropriately. You are expected to present a professional appearance during working hours and the following guidelines for business casual dress are provided below:

•	Guidelines for Men:

•	Collared shirts only, including golf shirts

•	Slacks, khakis or similar casual pants

•	Sport coats optional

•	Guidelines for Women:

•	Skirts, slacks or dress

•	Blouses or other appropriate business tops

•	Jackets or sweaters optional

Effective 5/1/2009

Exhibit (p)(13)

•	The following are not permitted:

•	Shirts without collars

•	T-shirts of any kind unless they are for a special Company promotion

•	Shorts of any type

•	Skirts more than two inches above the knee

•	Tight or revealing clothing

If you do not comply with the dress code, you will be asked to go home to change into proper attire and time away from work will be without pay.

Drug and Alcohol Use:

The Company is committed to a safe and healthy work environment free of any problems associated with alcohol or drug abuse. Therefore, the Company has its own rules in addition to complying with federal and state laws.

Satisfactory completion of a professionally administered pre-employment drug test is required for all new employees. The Company also reserves the right to request that an employee take a drug test if any significantly unusual behavior is displayed in the work place. The possession, use without a current valid prescription, manufacture, sale or transfer of controlled substances by an employee on company property or during his or her working hours will result in immediate suspension without pay, and if the employee is not completely exonerated, termination will follow.

The use of alcoholic beverages while working, or reporting to or returning to work under the influence of alcohol, is prohibited, and will result in disciplinary action including possible termination. The misuse of prescribed or over-the-counter narcotics resulting in unsafe or abnormal behavior while at work is prohibited, and will result in disciplinary action including possible termination.

Federal law requires that all employees convicted of a criminal drug offense committed on Company property or while conducting Company business notify the Company within five days of such conviction. Also, Alabama law requires workers who are injured in the work place or while on Company business to possibly be tested for drugs and alcohol, and if impaired, may not be paid benefits under the Alabama Workers’ Compensation Law, if the injury is deemed to be caused by such impairment. Failure to comply with such testing could result in disciplinary action, and if testing results in evidence of drug or alcohol impairment, termination may occur.

Effective 5/1/2009

Exhibit (p)(13)

The Company encourages employees with drug or alcohol abuse problems to voluntary request counseling or rehabilitation before their abuse results in disciplinary action. If such a request is made, the Company will make every effort to work with the employee to be able to return to work, as long as the employee agrees to remain drug or alcohol free. If the drug or alcohol abuse reoccurs following a return to work after counseling and rehabilitation, the employee will be terminated.

Electronic Communications

The Company provides you with electronic communication tools including: an Internet e-mail account, network tools for Internet access, voice-mail, computer equipment and software. These tools are provided by the Company in an effort to facilitate business communications and enhance productivity, and should be used for business purposes only.

Electronic communication tools are the property of the Company. Any and all messages that are created, sent, or received using these tools remain the property of the Company. E-mail messages are not the property of any individual employee.

The Company reserves the right to review, audit, intercept, access, monitor, and disclose any messages or communications received or generated using electronic communication tools. All outgoing and incoming emails are captured subject to review for compliance purposes, and stored for potential future reference through the use of an outside vendor. Other examples of circumstances where such actions might be taken include, but are not limited to the following:

•	Verifying that electronic communication tools are being used solely for legitimate purposes;

•	Ensuring that discriminatory or offensive material is not being received or generated;

•	Responding to legal proceedings; and

•	Accessing and retrieving information in an employee’s absence.

Misuse of the Company’s electronic communication tools can result in disciplinary action up to and including termination. Electronic communications must not contain any offensive or disruptive language or be used to receive or transmit any obscene or sexually explicit material. This would include any material or messages that violate the Company’s policy on discrimination or harassment, including sexual harassment, or create an intimidating or hostile work environment.

Effective 5/1/2009

Exhibit (p)(13)

You are responsible for monitoring your e-mail daily and archiving or deleting your mail regularly.

If you discover violations of this policy, you should notify your Supervisor, the COO or a Principal immediately. Any employee who is violation of this policy is subject to disciplinary action up to and including termination.

Harassment:

The Company will not tolerate harassment of any type by any employee, customer or vendor based on race, sex, religion, color, national origin, age, disability, or any other aspect covered by law. Harassment includes any verbal or physical conduct by any employee, customer or vendor which disrupts or interferes with an employee’s work performance, or which results in an intimidating, offensive or hostile environment.

Although all forms of harassment are prohibited, the Company very specifically prohibits sexual harassment of any type. No employee, Supervisor or Manager employed by the Company, or customer or vendor of the Company, shall insinuate or threaten, either directly or subtly, that an employee’s refusal to submit to sexual advances will affect any aspect of his or her employment. Similarly, any promises of favoritism in exchange for sexual acts are prohibited. Other forms of sexual harassment in the work place also are prohibited. Examples include verbal comments of a sexual nature; display of sexually suggestive objects; sexually explicit or offensive jokes; inappropriate touching of an individual; and sexually degrading words. Examples of all such behavior that could be interpreted as sexual harassment cannot be specifically stated, but it is important for you to understand the nature of such inappropriate behavior and to ensure that you never participate in such behavior.

If you believe that you have been sexually harassed you have the responsibility to immediately report the complaint to your Supervisor, another Manager, the COO or one of the Principals, as appropriate. All harassment complaints will be investigated promptly in an objective and confidential manner by an uninvolved Senior Manager. If you make a complaint, you will be informed of the investigation’s findings and conclusions, and if not satisfied with the results, you should contact the COO or one of the Principals, as appropriate. If you are found to have engaged in harassment of another employee, you will be subject to disciplinary action including possible termination. Also, if you are found to have falsely accused another employee of harassment, you also will be subject to disciplinary action including possible termination.

Effective 5/1/2009

Exhibit (p)(13)

Inclement Weather:

You are encouraged to use common sense and good judgment regarding weather issues such as tornados or winter storms. If the power is out at the office, there is no reason for you to come to work. It is your responsibility to call your voicemail (or 939-8399) from home. If there is no response or a message saying “all circuits are busy”, the power is most likely off. You should try again within an hour, and if the power is on, you should come to work. If it is off, you should not come to work.

If the roads are closed because they are dangerous due to snow, ice, high winds, etc., you should not attempt to come to work. Particularly if the police, sheriff or state troopers are telling drivers to stay off the roads, you should pay attention and do what they say. You never should put yourself unnecessarily in a dangerous position regarding coming to work during bad weather.

Outside Employment:

You may hold a job outside the Company as long as the following criteria are met:

•	You have obtained written approval from your Supervisor on a designated form, which will be provided to you upon your request;

•	Your Company job is your only full time job;

•	Your performance in your Company job is not negatively affected;

•	Your outside employment does not represent a conflict of interest for the Company; and

•	Your outside employment always occurs during your off hours from your Company job.

You may request approval to hold a second job outside the Company on a designated form available from the HR Officer.

Safety in the Work Place and Workers’ Compensation Reporting:

Keeping a safe environment for you, other employees and customers is a high priority for the Company. If an injury occurs to you, another employee or customer as the result of an accident, getting medical attention for the injured person should be the very first priority.

Any injury sustained by you or another employee on company property, or during working hours, must be reported immediately to your or the other employee’s Supervisor and the COO, as well as called into General American Insurance Group, the Company’s Workers’ Compensation Carrier, at 1-877-836-1555. All required forms, which are available from the HR Officer, must be completed immediately and submitted to the HR Officer for further forwarding to General American Insurance Group.

Effective 5/1/2009

Exhibit (p)(13)

In order to prevent accidents and injuries on the Company’s property and during working hours, you always should be as careful as possible and adhere to the following safety guidelines:

•	Keep your work area clean and free of debris at all times.

•	Always wear seat belts when driving or riding in a motor vehicle while on company business or during working hours.

•	Always insure that emergency equipment (fire extinguishers, etc.) and exit doors are easily accessible.

•	Avoid any heavy lifting.

•	Do not overload electrical circuits.

•	Insure that all equipment is in good repair and only used for its intended purpose.

•	Always tape down any wires required to temporarily run on the floor to operate a projector, etc.

•	Always use caution signs to warn people that floors are wet, tiles are broken, etc.

•	Do not allow an employee who is believed to be under the influence of alcohol or drugs to remain in the work area.

•	Always observe the Tobacco Free Work Environment Policy.

•	Since it is impossible to delineate a safety guideline for every possible situation, you always are expected to focus on safety and use good judgment and common sense.

The above guidelines are in place to provide a safe environment for you, other employees and the Company’s customers. You always are expected to follow these guidelines, and failure to do so will result in disciplinary actions including possible termination.

Solicitation and Distribution on the Work Site:

In order to avoid disruptions in the work place, the Company will abide by certain rules. Non-employees may not solicit or distribute literature of any type on Company property for any purpose at any time. You may not solicit other employees in work areas during work time, except for specific Senior Management approved charitable drives such as the annual United Way campaign. In addition, Company bulletin boards are for Senior Management approved communications, and are not to be used for any other purpose by you, other employees or non-employees.

Effective 5/1/2009

Exhibit (p)(13)

Termination:

If you voluntarily terminate from the Company, you are requested to give two weeks’ notice. If you give two weeks’ notice, you will be paid for any unused eligible vacation days upon termination. If you give two weeks’ notice and your Supervisor requests that you not work the notice, you will be paid for the two weeks in lieu of working for this period of time, plus any unused eligible vacation days based on your termination date as stated in the Vacation Policy shown on Page 14 of this Handbook. If you do not give two weeks’ notice, you will forfeit the payment of any unused eligible vacation days up to ten days. If there are any unused eligible vacation days beyond ten days, you will be paid for those days.

If an employee is involuntarily terminated without cause due to either job elimination or a reduction in work force, the employee will be paid one week of severance for each complete year of service, with a minimum of four weeks and a maximum of twenty-six weeks. In addition, the employee will be paid for any unused eligible vacation days.

If an employee is involuntarily terminated for cause not involving a criminal act, the employee will be paid only for any unused eligible vacation days. If an employee is involuntarily terminated for cause involving a criminal act, the employee only will be paid up through his or her termination date.

If you voluntarily terminate from the Company, the COO will meet with you. This interview will provide you an opportunity to state why you are leaving and to make suggestions about any improvement that you think the Company should consider. The HR Officer also will meet with all terminating employees regardless of the reason for terminating from the Company to review termination pay, explain benefits issues (e.g., COBRA, etc.) and collect any Company property.

Tobacco Free Work Environment:

Our Company facilities are tobacco free environments. Smoking and/or the use of any other tobacco products only is allowed in a designated area outside the Highland Associates building. Smoking or the use of any other tobacco products can only occur during lunch and paid morning or afternoon breaks. If an employee smokes or uses any other tobacco products in any undesignated area, the employee will be subject to disciplinary action including possible termination.

Effective 5/1/2009

Exhibit (p)(13)

Working Hours:

If your job is classified as non-exempt (see Overtime Pay on Page 7), your normal working hours are from 8:00 AM until 5:00 PM Monday through Friday. You will have a lunch break of one hour each day and this hour will not count as time worked. When the workload allows, you may be allowed to take two 15 minute breaks per day (morning and afternoon), and these breaks will count as hours worked each day. The resulting normal work week will consist of 40 hours.

Any deviations from the normal work week will be considered as exceptions and will require approval by your Supervisor. Although there may be other deviations from time to time regarding the work week, the main deviation that may occur is potential overtime (see Overtime Pay on Page 7).

If your job is classified as exempt (see Overtime Pay on Page 7) your normal work week will be basically the same. Although this is generally the case, there will be times when more than 40 hours may be required to carry out assigned responsibilities

Effective 5/1/2009

Exhibit (p)(13)

Other Important Things

You

Should Know About

Employee Files:

The Company maintains an official employee file on each employee. This file will contain such information as your original employment application, performance appraisals, salary review documentation, commendation letters, disciplinary warnings, etc. These files are considered the confidential property of the Company. They will be viewed on an as needed basis by Managers and Supervisors, but will never be shared with anyone outside the Company unless requested by a regulatory authority or subpoenaed by a judicial authority. You may view your employee file in the presence of your Supervisor, or the HR Officer, but the contents of the file will not be released to or copied for you.

Employment References:

Employment references only will be provided by one of the Managers or the HR Officer. The only information to be provided will include your dates of hire and separation, jobs held and a confirmation of the base salary at date of separation. A written request for information related to an application for a mortgage loan should be authorized by you and mailed by the requesting party to the HR Officer. The HR Officer will work with the COO to provide the requested information.

Effective 5/1/2009

Exhibit (p)(13)

The

Code of Business Conduct and Ethics

Effective 5/1/2009

Exhibit (p)(13)

Code of Business Conduct and Ethics

Introduction:

The Company has compliance policies and procedures in place which are described in its Compliance Manual which cover a variety of topics. The purpose of the Code of Business Conduct and Ethics (the Code) is to set out basic principles to guide all employees, officers and directors of the Company in making sound judgments regarding compliance with the laws and ethical business conduct. The Code is not intended to replace or conflict with our other compliance policies and procedures. In fact, a number of provisions of the Compliance Manual are intended to constitute a part of the Code relating to business conduct and ethics. These include Section III.E. (Fiduciary Duty/Conflicts of Interest), Section III.J. (Disclosure of Personal Securities Trading), Section III.K. (Pre-Clearance of Investments in Private Placements), and Section IV (Insider Trading Policy) of the Compliance Manual. Each Company Representative shall be given a copy of the Code and shall acknowledge in writing that he or she has received, read and understands its provisions.

Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built. All employees must respect and obey the laws of the United States and the cities and states in which we operate. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

If requested, the Company will hold information and training sessions to promote compliance with laws, rules and regulations, including insider trading laws.

Effective 5/1/2009

Exhibit (p)(13)

Conflicts of Interest

All directors, officers and employees of the Company should be scrupulous in avoiding any action or interest that conflicts with, or gives the appearance of a conflict with, the interests of the Company or its clients. A “conflict of interest” exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company or a client. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work for the Company or a client objectively and effectively. Conflicts of interest may also arise when a director, officer or employee or member of his or her family receives improper personal benefits as a result of his or her position with the Company, whether from a third party or from the Company.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear, so if you have a question, you should consult with higher levels of management. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a member of the Company’s management.

Reports of Securities Holdings and Transactions

All Company Representatives will be required to submit an annual report of their, their families (including spouse, minor children and adults living in the same household), and trusts of which they are trustees or have a beneficial interest in, securities holdings (including holdings in non-public securities). This annual report shall include the name of the security, the date of acquisition and such other information as the Compliance Officer may reasonably request.

Additionally, within 30 days after each calendar quarter, all Company Representatives shall submit a written report to the Compliance Officer setting forth all securities transactions (including transactions involving non-public securities and private placements) effected during the quarter by themselves, their families (including spouse, minor children and adults living in the same household), and trusts of which they are trustees or have a beneficial interest in. The quarterly transaction report shall include the name of the security, date of the transaction, quantity, price, and the broker-dealer through which the transaction was effected. The Compliance Officer shall ensure that each such quarterly transaction report also includes a submission date. This quarterly transaction report shall be in addition to the reports required under Section III. J. and Section IV. D. 4. of the Compliance Manual.

Effective 5/1/2009

Exhibit (p)(13)

Discrimination and Harassment

The diversity of the Company’s employees is an asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples of prohibited conduct include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances. Additional information on the Company’s employment policies and procedures can be obtained from the Chief Operating Officer of the Company.

Confidentiality

Directors, officers and employees must maintain the confidentiality of confidential information entrusted to them by the Company or its clients, except when disclosure is authorized by an executive officer of the Company or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its clients or employees, if disclosed. It also includes information that clients and employees have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

Protection and Proper Use of Company Assets

Directors, officers and employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation.

The obligation of employees to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, trademarks, and copyrights, as well as business, marketing and service plans, customer lists and information, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

Effective 5/1/2009

Exhibit (p)(13)

In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Company’s Chief Compliance Officer of Chief Operating Officer can provide guidance to you in this area.

Reporting any Illegal or Unethical Behavior

Directors, officers and employees who suspect or know of violations of the Company’s compliance policies or illegal or unethical business or workplace conduct by directors, officers and employees have an obligation to contact either their supervisors or other appropriate personnel. Employees are encouraged to talk to supervisors or other appropriate personnel when in doubt about the best course of action in a particular situation. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees. You are expected to cooperate in internal investigations of misconduct.

Gifts and Gratuities

No Company Representative shall, directly or indirectly, give anything of value, including gratuities, in excess of one hundred dollars ($100.00) per individual per year to any person where such payment or gratuity is in relation to the business of the employer of the recipient of the payment or gratuity. A gift of any kind is considered a gratuity. These restrictions do not apply to payments pursuant to written contracts for employment or services.

Compliance Procedures

We must all work to ensure prompt and consistent action against violations of this Company’s compliance policies. However, in some situations it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

•

Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

•

Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor or where you do not feel comfortable approaching your supervisor with your question, discuss it with a member of management.

Effective 5/1/2009

Exhibit (p)(13)

•

You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

•	Always ask first. Act later. If you are unsure of what to do in any situation, seek guidance before you act.

Effective 5/1/2009